NX NETWORKS TO SEEK CHAPTER 11 PROTECTION

HERNDON, VA   (INTERNET WIRE)   11/01/2001   Nx Networks (Nasdaq: NXWX), a
provider of internet telephony solutions, said today that it has been authorized by its board of directors to file a petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the U. S. Bankruptcy Court for the Eastern District of Virginia. It is expected that the petition will be filed by this afternoon.

"This action will allow Nx Networks to complete the restructuring of our business, focusing on continuous service and support for our existing customers and product lines," said John DuBois, Nx Networks' Chairman and CEO. "Our customers will continue to receive a high level of service and support."

ABOUT NX NETWORKS

Nx Networks provides Internet telephony solutions, including toll bypass, voice VPN, Internet access, and packet data solutions.

Headquartered in Herndon, Virginia, USA, Nx Networks provides solutions to service providers, carriers, and enterprises worldwide.

Additional information about Nx Networks can be found online at www.nxnetworks.com or by calling +1-703-742-6000.

*SAFE HARBOR STATEMENT0

This press release contains forward-looking statements that involve a number of risks and uncertainties, including references to projected sales. Readers are cautioned that all forward-looking statements are subject to risks and uncertainties, including without limitation, the timing of new announcements or introductions by the company and its competitors, the acceptance of new products and services, the hiring and retention of key employees, competitive pricing pressures, the manufacturing of products, the need for capital, dependence on third parties for manufacturing, components and products, general economic conditions, and, with respect to Nx Networks, the risk factors detailed from time to time in its periodic reports and registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only of the date hereof. Nx Networks undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The filing by Nx Networks for protection under Chapter 11 of the federal bankruptcy laws may complicate the ability of Nx Networks to successfully restructure its operations. It is also possible that vendors, customers, partners, and other parties doing business with Nx Networks may decide to cease doing business with Nx Networks as a result of the Chapter 11 filing. It is also possible that third parties who have previously expressed interest in providing funds to Nx Networks or otherwise investing funds in the Company or acquiring all or a portion of its assets may decide not to pursue a transaction with Nx Networks as a result of its filing for protection under Chapter 11.


                          Contact: John DuBois
                          Company: Nx Networks
                          Title: Chairman and CEO
                          Phone: 703-742-6000
                          Email: john.dubois@nxnetworks.com